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                                  EXHIBIT 21.1

                  LIST OF SUBSIDIARIES OF KEY3MEDIA GROUP INC.

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
 1.  Key3Media Events, Inc.

 2.  ZD Events Pty Ltd.

 3.  ZD Events S.A. (Mexico)

 4.  ZD Events S.A. (France)

 5.  ZD Comdex & Forums (UK) Ltd.
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